Exhibit 99.1

Precipio Releases Year-End 2021 Preliminary Unaudited Results and Outlook for 2022

NEW HAVEN CT, (February 24, 2022) -- Specialty cancer diagnostics company Precipio, Inc. (NASDAQ: PRPO), today announced its unaudited and preliminary results for 2021. The Company anticipates posting revenues of $8.9 million, an increase of $2.8 million from 2020, representing a 45% year-over-year increase. Additionally, preliminary Q4-2021 revenues of $2.4 million represent a 25% increase from revenues of $1.9 million in Q4-2020.

The Company shows positive revenues for 2021 even with the challenge of access to physician offices and patients deferring non-emergency office visits related to COVID protocols. The main increase in revenue growth in 2021 came from Pathology Diagnostic Testing. We anticipate continued growth in 2022 as lifting of COVID related restrictions allow the practice of medicine to return to normal.

Diagnostic Product Sales - HemeScreen (IP)

Current HemeScreen revenues are driven from its flagship MPN panel. This is the strongest panel from a clinical perspective, and has been the easiest to use in penetrating the market. During Q4-2021 unaudited revenues were $0.4 million up from less than $0.1 for all of fiscal 2020.

We entered 2022 with annualized product contracts totaling in excess of $1.6 million and anticipate meaningful growth with these same customers as additional HemeScreen panels are released throughout the year. We have already begun promoting other panels (such as the Anemia panel), and several customers are in various stages of onboarding them in their lab.

Once other panels such as CLL (delayed due to changes in guidelines) and BCR-ABL (expected in Q2-2022) become available, we expect to see not only growth due to additional customers, but also an increase in revenue per customer due to expanded utilization of multiple panels. In anticipation of both increases in market acceptance and new customer contracts, we recently completed building out our product production and technical support capabilities. For 2022, we anticipate significant and meaningful growth with HemeScreen.

IV-Cell progress

While HemeScreen market penetration was impacted by COVID, our teams were still able to visit certain customers and educate them on the technology, product, and value proposition. IV-Cell requires a lengthy on-site presence of our technical team thus translating into a longer onboarding time period. As a result of limited access at our customer’s labs due to COVID restrictions, our market penetration for this product has been and continues to be negatively impacted. While we continue to remain in contact with interested customers, we do not anticipate any significant revenues from this product until face-to-face meetings can be scheduled. Internally, we continue to run IV-Cell in our CLIA laboratory as ordered on our oncology diagnostic cases.

Financial Outlook for 2022

Our forecast for 2022 projects meaningful growth in both pathology services and HemeScreen products when compared to fiscal 2021. With our 2022 revenue forecast, we are optimistic that we can materially reduce our cash burn as we move through the year. We anticipate significant increases in gross profits from revenue growth, leveraging expenses from increased volume and from product revenue that has demonstrated significant above industry average gross profits. Entering the second half of 2022, we project that the Company will continue to improve its financial strength from the results of current HemeScreen customer satisfaction levels in providing MPN tests. In addition, the Company should see continued period over period growth in same customer testing volumes and the planned addition of new panels to be offered to both existing and new commercial customers.

“While the challenges of COVID remained in 2021, especially within the HemeScreen market, we are proud of the Company’s continued robust growth over this past year,” stated Ilan Danieli, Precipio’s CEO. “As we strive for continued success within our business segments to not only grow revenues, build strong customer and shareholder relations, our team is committed to create and market innovative technologies within our platform that will allow physicians to diagnose promptly and accurately and improve overall patient care.”

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide, as well as proprietary products that serve laboratories worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment such as the Yale School of Medicine, Harvard’s Dana-Farber Cancer Institute, and the University of Pennsylvania, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Please follow us on Twitter @PrecipioDx and on Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and the company, on our business, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, growth, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, include the uncertainties relating to the impact of COVID-19 on the company’s business, operations and employees and the other factors that are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis” in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as updated from time to time in the Company’s Securities and Exchange Commission filings.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Inquiries:

investors@precipiodx.com

+1-203-787-7888 Ext. 523